UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2020

LANDSTAR SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	021238	06-1313069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13410 Sutton Park Drive South, Jacksonville, Florida	32224
(Address of principal executive offices)	(Zip Code)

(904) 398-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LSTR	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01	Regulation FD Disclosure.

As previously announced, James B. Gattoni, President and Chief Executive Officer of Landstar System, Inc. (“Landstar” or the “Company”), will appear virtually on behalf of the Company at the Stephens Annual Investment Conference on November 18, 2020 at approximately 10:00 a.m. EST. It is anticipated that Mr. Gattoni will provide an update with respect to the Company’s truckload volumes, truck revenue per load, revenue and diluted earnings per share guidance for the Company’s fourth fiscal quarter provided in its 2020 third quarter earnings release, a copy of which was furnished as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 21, 2020.

The third quarter earnings release provided fourth quarter revenue guidance of $1.15 billion to $1.20 billion and diluted earnings per share guidance of $1.32 to $1.42, inclusive of the one-time estimated cost of approximately $15.0 million, or $0.29 per diluted share, related to the anticipated buyouts of certain incentive commission arrangements with several of its independent sales agents due to the Company’s discontinuation of a truck owner-operator recruitment and retention program formerly involving those agents. The actual one-time cost for these buyouts was approximately $15.5 million, or $0.31 per diluted share.

Mr. Gattoni intends to state during his webcast remarks during the conference that based on overall market conditions and trends in the number of loads and revenue per load on loads hauled via truck in October and the first few weeks of November, the Company anticipates both revenue and diluted earnings per share to be slightly above the high end of the previously issued guidance. The improved guidance reflects truck load volume currently trending near the high end of the previous guidance and revenue per load on loads hauled via truck trending above the 2019 fourth quarter in a mid-teen percentage range, as compared to the low double-digit percentage range used to estimate the initial fourth quarter guidance. The updated guidance incorporates the actual cost of the incentive commission buyouts referred to above and assumes insurance and claims costs for the 2020 fourth quarter to be approximately 4.8 percent of BCO revenue.

The information furnished under Item 7.01 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this Current Report on Form 8-K that are not based on historical facts are “forward-looking statements”. This Form 8-K contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Terms such as “anticipates,” “believes,” “estimates,” “intention,” “expects,” “plans,” “predicts,” “may,” “should,” “could,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: the impact of the coronavirus (COVID-19) pandemic; an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third party capacity providers; decreased demand for transportation services; U.S. foreign trade relationships; substantial industry competition; disruptions or failures in the Company’s computer systems; cyber and other information security incidents; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; regulations focused on diesel emissions and other air quality matters; catastrophic loss of a Company facility; intellectual property; unclaimed property; and other operational, financial or legal risks or uncertainties detailed in the Company’s Form 10-K for the 2019 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDSTAR SYSTEM, INC.

Date: November 17, 2020	By:	/s/ James B. Gattoni
	Name:	James B. Gattoni
	Title:	President and Chief Executive Officer